Exhibit 99

Sterling Bancorp Declares Cash Dividend on Common Stock

Southfield, Michigan, October 17, 2018 – Sterling Bancorp, Inc. (NASDAQ: SBT), the holding company of Sterling Bank and Trust, F.S.B., announced the approval of a cash dividend by its Board of Directors.  The Board of Directors declared a cash dividend of $.01 per common share, payable November 30, 2018 to shareholders of record at November 25, 2018.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling was named as the top performing community bank in the United States with total assets between $1 billion and $10 billion in 2017 by SNL/S&P Global Market Intelligence. For additional information, please visit the Company’s website at www.sterlingbank.com.

Contacts:

Investors

Financial Profiles

Allyson Pooley

310-622-8230

Larry Clark

310-622-8223

SBT@finprofiles.com